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                                                                EXHIBIT 11.1


                             Computation of Earnings (Loss) Per Share


                                                   Year ended          Year ended       Year ended
                                                  December 30,        December 31,      January 1,
                                                      1995               1994              1994
                                                  ------------        ------------      ----------

Weighted average common
   shares outstanding                              7,674,534           7,581,000        7,564,736


Common share equivalent
   included in calculation of
   primary earnings per share                             --                  --           55,013
                                                   ---------           ---------        ---------


Primary weighted common shares
   and common share equivalents
   outstanding, using the
   treasury stock method                           7,674,534           7,581,000        7,619,749
                                                   =========           =========        =========


Common share equivalent
   included in calculation of
   fully diluted earnings per
   share                                                  --                 --            55,013(1)
                                                   =========           ========         =========


Fully diluted weighted common
   shares and common share
   equivalents outstanding,
   using the treasury stock
   method                                          7,674,534           7,581,000        7,619,749
                                                   =========           =========        =========



(1) The ending market price is less than the average market price during the period.



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